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                                                                    EXHIBIT 99.2

                                   [TCI LOGO]



FOR IMMEDIATE RELEASE
JUNE 24, 1998
CONTACTS:         VIVIAN CARR, LIBERTY MEDIA GROUP, (303) 721-5406
                  LARAE MARSIK, TCI MEDIA RELATIONS, (303) 267-5273
                  LINDA DILL, TCI INVESTOR RELATIONS, (303) 267-5048


             LIBERTY MEDIA GROUP TO COMBINE WITH TCI VENTURES GROUP

 NEW ENTITY HEADED BY JOHN MALONE TO BE SEPARATELY TRADED TRACKING STOCK OF AT&T
                         UPON CLOSING OF AT&T/TCI MERGER


NEW YORK, NY/ENGLEWOOD, CO -- Tele-Communications, Inc. announced its intention to combine Liberty Media Group (NASDAQ: LBYTA), its programming arm, and TCI Ventures Group (NASDAQ: TCIVA), its technology investments unit. The proposed combination is concurrent with, but not conditional upon, today's announcement of the signing of a merger agreement between Tele-Communications, Inc. (TCI) and AT&T (NYSE: T ). Under the terms of the consolidation, which is subject to shareholder approval, each outstanding share of TCIVA or TCIVB stock will be exchanged for .52 shares of LBTYA or LBTYB, as the case may be. John C. Malone, TCI's Chairman and Chief Executive Officer, will serve as Chairman of the consolidated group, which will be called Liberty Media Group, and Robert R. Bennett, President and CEO of Liberty, will be President and CEO of the new entity.

Upon closing of the AT&T/TCI merger, the shareholders of the new Liberty Media Group will be issued separate tracking stock by AT&T in exchange for the shares currently held. In addition, prior to the closing, Liberty's investment in At Home Corporation (NASDAQ: ATHM), its investment in the National Digital Television Center, and its ownership of Western Tele-Communications, Inc. will be acquired by TCI Group for $2.5 billion cash in a tax-free transaction. The AT&T shares which TCI Ventures Group will acquire upon closing of the Teleport (NASDAQ: TCGI) transaction will also be acquired by TCI Group for approximately $3.0 billion cash in a tax-free transaction. The new AT&T tracking stock will track the remaining assets of the current Liberty and Ventures Groups together with the approximately $5.5 billion of cash proceeds from the foregoing transactions. Liberty will inherit TCI's net operating loss carryforward existing at the closing of the AT&T/TCI merger; such carryforward is currently approximately $1.7 billion and is subject to change prior to such closing.

"The new Liberty Media Group's exceptional programming and technology investments, plus the substantial cash it will have, will help grow new businesses, develop content and realize solid asset values for the benefit of the stockholders of Liberty Media Group," said Mr. Malone. "I am very pleased to work closely with Dob Bennett and to focus my attention on the wealth of opportunities which exist."


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Tele-Communications, Inc. is traded through the TCI Group, TCI Ventures Group, and Liberty Media Group common stocks. The Series A and Series B TCI Ventures Group common stocks are traded on the National Market tier of the Nasdaq Stock Market under the symbols TCIVA and TCIVB, respectively.


Liberty Media Group Series A and Series B Common Stock are series of Tele-Communications, Inc. Common Stock and are traded on the National Market tier of The Nasdaq Stock Market under symbols LBTYA and LBTYB, respectively. Liberty Media Corporation operates the assets that comprise the Liberty Media Group.

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Certain of the information presented in this press release constitutes forward looking statements within the meaning of the Private Securities Litigation Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions, there can be no assurance that actual results will not differ materially from the Company's expectations. For additional information, please refer to the reports filed by the Company with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this press release.

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